Exhibit 99.2

JRN Newspapers

Combined Financial Statements

As of December 31, 2014 and December 29, 2013 and for the years ended December 31, 2014, December 29, 2013 and December 30, 2012

JRN Newspapers
Table of Contents to Combined Financial Statements
As of December 31, 2014 and December 29, 2013 and for the years ended December 31, 2014, December 29, 2013 and December 30, 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Journal Media Group:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, comprehensive income, equity and cash flows present fairly, in all material respects, the financial position of JRN Newspapers and its subsidiaries at December 31, 2014 and December 29, 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
New York, New York
June 9, 2015

JRN Newspapers
COMBINED BALANCE SHEETS
Years Ended December 31, 2014 and December 29, 2013
(in thousands)

	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$526	$917
Accounts and notes receivable (less allowances of $818 and $627)	15,295	16,381
Inventory	1,852	2,191
Deferred income taxes	1,980	1,611
Prepaid expenses and other current assets	1,102	1,072
TOTAL CURRENT ASSETS	20,755	22,172
Property, plant and equipment, net	69,725	75,593
Goodwill	3,078	3,078
Other intangible assets, net	1,416	1,582
Other assets	482	802
TOTAL ASSETS	$95,456	$103,227

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$4,396	$5,256
Accrued compensation	5,328	3,432
Accrued employee benefits	2,867	3,214
Deferred revenue	12,342	12,437
Accrued income taxes	20	494
Other current liabilities	1,379	1,530
Related party note	7,171	12,982
Current portion of long-term liabilities	82	78
TOTAL CURRENT LIABILITIES	33,585	39,423
Non-current liabilities:
Accrued employee benefits	10,170	11,160
Deferred income taxes	6,409	7,305
Other long-term liabilities	543	843
TOTAL NON-CURRENT LIABILITIES	17,122	19,308
Equity:
Parent company's investment, net	44,157	44,375
Accumulated other comprehensive income	592	121
TOTAL PARENT COMPANY EQUITY	44,749	44,496
TOTAL LIABILITIES AND EQUITY	$95,456	$103,227

See accompanying notes to combined financial statements.

JRN Newspapers
COMBINED STATEMENTS OF OPERATIONS
Years Ended December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

	2014	2013	2012
Operating revenues:
Advertising and marketing services	$77,770	$81,503	$90,175
Subscription	48,384	48,926	51,934
Other	22,667	22,919	21,739
Total operating revenues	148,821	153,348	163,848

Operating costs and expenses:
Cost of sales (exclusive of items shown below)	92,156	94,047	98,154
Selling, general and administrative	40,986	41,623	47,126
Depreciation	6,430	6,883	8,862
Amortization	166	175	307
Total operating expenses	139,738	142,728	154,449

Operating income	9,083	10,620	9,399

Interest expense	10	13	21
Related party interest	79	348	263
Total interest expense	89	361	284

Earnings before income taxes	8,994	10,259	9,115

Provision for income taxes	3,395	4,124	3,481

Net income	$5,599	$6,135	$5,634

See accompanying notes to combined financial statements.

JRN Newspapers
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

	2014	2013	2012
Net income	$5,599	$6,135	$5,634

Other comprehensive income, net of tax:
Change in pension and postretirement, net of tax benefit
of $286, $61 and $771, respectively	471	90	1,248
Comprehensive income	$6,070	$6,225	$6,882

See accompanying notes to combined financial statements.

JRN Newspapers
COMBINED STATEMENTS OF EQUITY
Years ended December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity (Deficit)
As of December 25, 2011	$59,163	$(1,217)	$57,946
Related party dividends	(19,500)	—	(19,500)
Transactions with Journal Communications, Inc.	755	—	755
Comprehensive income:
Net income	5,634	—	5,634
Changes in benefit plans	—	1,248	1,248
Comprehensive income	5,634	1,248	6,882
As of December 30, 2012	46,052	31	46,083
Transactions with Journal Communications, Inc.	(7,811)	—	(7,811)
Comprehensive income:
Net income	6,134	—	6,134
Changes in benefit plans	—	90	90
Comprehensive income	6,134	90	6,224
As of December 29, 2013	44,375	121	44,496
Transactions with Journal Communications, Inc.	(5,817)	—	(5,817)
Comprehensive income:
Net income	5,599	—	5,599
Changes in benefit plans	—	471	471
Comprehensive income	5,599	471	6,070
As of December 31, 2014	$44,157	$592	$44,749

See accompanying notes to combined financial statements.

JRN Newspapers
COMBINED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

	2014	2013	2012
Cash flow from operating activities:
Net income	$5,599	$6,135	$5,634
Adjustments for non-cash items:
Depreciation	6,430	6,883	8,862
Amortization	166	175	307
Provision for doubtful accounts	200	87	97
Deferred income taxes	(1,297)	2,121	3,488
Net gain from disposal of assets	(34)	(30)	(1,229)
Impairment of long-lived assets	—	—	155
Loss on sale of business	—	—	175
Net changes in operating assets and liabilities, excluding effect of sales and acquisitions:
Receivables	885	473	(1,132)
Inventories	339	789	(1,214)
Accounts payable	(851)	(474)	181
Other assets and liabilities	730	(1,530)	(1,172)
NET CASH PROVIDED BY OPERATING ACTIVITIES	12,167	14,629	14,152
Cash flow from investing activities:
Capital expenditures for property and equipment	(885)	(2,461)	(1,059)
Proceeds from sales of assets	34	30	1,229
Proceeds from sale of businesses	—	—	1,161
NET CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES	(851)	(2,431)	1,331
Net cash flow from financing activities:
Principal payments under capital lease obligations	(79)	(74)	(258)
Related party dividends	—	—	(19,500)
Transactions with Journal Communications, Inc.	(5,817)	(7,811)	755
Net transactions on related party note	(5,811)	(4,092)	3,226
NET CASH USED FOR FINANCING ACTIVITIES	(11,707)	(11,977)	(15,777)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(391)	221	(294)

Cash and cash equivalents:
Beginning of year	917	696	990
End of year	$526	$917	$696

Supplemental cash flow information:
Cash paid for interest	$—	$154	$81
Supplemental disclosure of non-cash investing and financing activities:
Non-cash barter transactions	$1,776	$2,188	$1,831
Note receivable	$—	$—	$772
Non-cash capital lease	$—	$218	$—
Accrued property and equipment purchases	$9	$37	$182

See accompanying notes to combined financial statements.

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The Separation - On April 1, 2015, Journal Communications, Inc. (“Journal”) and The E.W. Scripps Company (“Scripps”) merged their broadcast operations (the "Broadcast Merger") and spun-off and combined their newspaper businesses into a separate publicly traded company named Journal Media Group, Inc. (the “Newspaper Mergers”). The spin-offs, mergers and other transactions contemplated by the Master Transaction Agreement, dated as of July 30, 2014, are collectively referred to as the "Transactions." Journal Media Group consists of Journal's publishing businesses, including Journal Sentinel, Inc. and Journal Community Publishing Group, Inc. (“JRN Newspapers”), and Scripps’ 13 newspapers. Journal Media Group has approximately 3,600 employees and is headquartered in Milwaukee. Journal was the acquired company in the Transactions.

Business Operations- The accompanying combined financial statements include the accounts of JRN Newspapers, a business representing the publishing operations of Journal, as described below. JRN Newspapers consists of the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community publications, primarily in southeastern Wisconsin, as well as print facilities in West Milwaukee and Waupaca, Wisconsin. JRN Newspapers’ operations are conducted primarily through Journal's wholly-owned subsidiaries, Journal Sentinel, Inc. and Journal Community Publishing Group, Inc.

Accounting Periods- On November 10, 2014, JRN Newspapers changed its fiscal year-end from a 52-53 week fiscal year ending on the last Sunday of December of each year to a December 31 fiscal year-end. Per Securities and Exchange Commission guidance, the change from a 52-53 week fiscal year to a December 31 fiscal year-end is not deemed a change in fiscal year-end and a separate transition report is not required. The combined financial statements include December 30, 2013 through December 31, 2014. The fourth quarterly reporting period in JRN Newspapers’ 2012 fiscal year consisted of fourteen weeks. JRN Newspapers’ 2013 fiscal year was comprised of a 52-week period. JRN Newspapers’ 2012 fiscal year ended on December 30, 2012 and was comprised of a 53-week period.

Historically, separate financial statements have not been prepared for JRN Newspapers. The accompanying combined financial statements were derived from the consolidated financial statements and accounting records of Journal. These combined financial statements have been prepared solely to present JRN Newspapers’ historical results of operations, financial position, and cash flows for the indicated periods as it was historically managed. The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The accompanying combined financial statements include the assets, liabilities, revenues, and expenses that are specifically identifiable to JRN Newspapers, including certain assets which were historically owned by Journal. In addition, certain costs related to JRN Newspapers have been allocated from Journal, including costs for shared services, support functions, administrative costs, and corporate shared employees. The allocated costs included in the combined financial statements were calculated using appropriate allocation methodologies and are disclosed as related party transactions in Note 3 “ Related Party Transactions and Parent Company Investment." Income taxes have been accounted for on a separate return basis in these financial statements as described in Note 9 “Income Taxes."

Management believes the assumptions and allocations underlying the combined financial statements are reasonable. The expenses and cost allocation are a reasonable reflection of the utilization of services provided to or the benefit received by JRN Newspapers during the periods presented, relative to the total costs incurred by Journal. However, the amounts recorded for these allocations are not necessarily representative of the amount that would have been reflected in the financial statements had JRN Newspapers been an entity that operated independently of Journal.

In connection with the Transactions, JRN Newspapers has entered into various agreements with Scripps and expects to enter into various agreements with other third parties that may be on different terms than the terms of the arrangements or agreements which existed prior to the Transactions. For instance, JRN Newspapers utilized the services of Journal and its subsidiaries throughout the historical period presented for certain functions, such as legal, finance, human resources and information technology. Consequently, future results of operations for JRN Newspapers will include costs and expenses that may be materially different than Journal's historical results of operations, financial positions, and cash flows. Accordingly, the financial statements for these periods are not indicative of JRN Newspapers’ future results of operations, financial position, and cash flows.

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

All intercompany balances and transactions within JRN Newspapers have been eliminated. Transactions and balances between JRN Newspapers and Journal and its subsidiaries are reflected as related party transactions within these financial statements. Except for amounts due to Journal for borrowed funds payable on demand, the accumulated net effect of intercompany transactions between JRN Newspapers and Journal and its subsidiaries is considered to be effectively settled through the parent company investment, a component of equity. The accumulated net effect of intercompany transactions, including cash advances with Journal and its subsidiaries, is reflected in the combined statements of cash flows as financing activities. Current income taxes are also assumed to be settled with Journal through the parent company investment in the period the related income taxes were recorded.

JRN Newspapers determined it has two reportable segments in accordance with ASC Topic 280, “Segment Reporting.” Business segments are based on the organizational structure used by management for making operating and investment decisions and for assessing performance. Accordingly, the financial statements of JRN Newspapers are presented to reflect two reporting segments: Daily Newspaper (Journal Sentinel, Inc.) and Community Publications (Journal Community Publishing Group, Inc.).

2. SIGNIFICANT ACCOUNTING POLICIES

Use of estimates-The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Some of the significant estimates in these combined financial statements include the valuation assumptions used in allowances for doubtful accounts receivable, corporate allocations, future advertising volumes used to estimate discounts, useful lives of property and identifiable intangible assets, the evaluation of recoverability of property and identifiable intangible assets and income tax. Actual results could differ from those estimates.

Revenue recognition-JRN Newspapers’ principal sources of revenue are the sale of advertising in newspapers and the sale of newspapers to individual subscribers and distributors. In addition, JRN Newspapers sells advertising on its newspaper websites and derives revenue from other online activities. Advertising revenue is recognized in the publishing businesses when advertisements are published or displayed, or when related advertising services are rendered. Subscription revenue is recognized on a pro-rata basis over the term of the newspaper subscription or when the newspaper is delivered to the customer. Amounts JRN Newspapers receives from customers in advance of revenue recognition are deferred as liabilities. Deferred revenue to be earned more than one year from the balance sheet date is included in other long term liabilities in the combined balance sheets.

Printing revenue from external customers as well as third-party distribution revenue is recognized when the product is delivered in accordance with the customers’ instructions.

Trade transactions-JRN Newspapers, in the ordinary course of business, enters into trade transactions whereby advertising in a JRN Newspapers publication is exchanged for products or services or advertising, including advertising at an event/venue. Trade transactions are reported at the estimated fair value of the product or services received. Revenues are recorded when the advertisement runs in a JRN Newspapers publication and expenses are generally recorded when the products or services are utilized or the advertisement runs. Trade revenue totaled $1,776, $2,188 and $1,831 in the years ended December 31, 2014, December 29, 2013 and December 30, 2012.

Multiple-deliverable revenue arrangements-JRN Newspapers sells print and online advertising in bundled arrangements, where multiple products are involved. Significant deliverables within these arrangements include advertising in the printed daily newspaper and advertising placed on various company websites, each of which are considered separate units of accounting. There were no significant changes in units of accounting, the allocation process or the pattern and timing of revenue recognition upon adoption of the amended guidance related to revenue recognition for arrangements with multiple deliverables.

Shipping and handling costs-Shipping and handling costs, including postage, billed to customers are included in revenue and the related costs are included in operating costs and expenses.

Advertising expense-JRN Newspapers expenses advertising costs as incurred. Advertising expense included in cost of sales totaled $801, $887, and $617 in the years ended December 31, 2014, December 29, 2013 and December 30, 2012, respectively.
Advertising expense included in selling, general and administrative expenses totaled $3,125, $2,817 and $3,350 in the years ended December 31, 2014, December 29, 2013 and December 30, 2012, respectively.

Related party lending agreements-In 2001, Journal Sentinel, Inc. and Journal Community Publishing Group, Inc. each entered into a lending agreement with Journal to borrow and re-borrow funds. These agreements are payable on demand and create related

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

party receivables and payables due to cash transfers, management fee charges, and accrued interest. The cash transfers are managed through the centralized cash management function described in Note 3 "Related Party Transactions and Parent Company Investment." The management fee charges relate to support JRN Newspapers received from Journal for certain corporate activities described in Note 3 "Related Party Transactions and Parent Company Investment." Interest rates are charged monthly at the higher of Journal Communications, Inc. average outstanding debt rates or the short-term applicable federal rate. The note is reported in current liabilities on the combined balance sheet titled "Related Party Note."

Journal Sentinel, Inc. recorded a current related party payable of $0 and $4,128 at December 31, 2014 and December 29, 2013, respectively. Journal Community Publishing Group, Inc. recorded a current related party payable of $7,171 and $8,854 at December 31, 2014 and December 29, 2013, respectively. These amounts are included in the JRN Newspapers combined balance sheet.  For related party receivable balances at period end dates with no evidence of recoverability, the balance is reported in equity on the combined balance sheet in the account titled “Parent Company Investment." For these related party receivables, Journal Sentinel, Inc. recorded $0 at December 31, 2014 and December 29, 2013. On the effective date of the Transactions, all related party lending agreements were terminated and all outstanding balances were forgiven.

JRN Newspapers has no other debt agreements other than the related party lending agreements and the capital leases discussed in the capital leases section below. Interest expense recorded on JRN Newspapers combined statement of operations relates to the related party lending agreements and capital leases.

Interest expense-All interest incurred during the years ended December 31, 2014, December 29, 2013 and December 30, 2012 was expensed.

Income taxes-Deferred taxes are provided using the separate return basis and therefore include the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. Valuation allowances are established when management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized.

JRN Newspapers recognizes an uncertain tax position when it is more likely than not to be sustained upon examination by taxing authorities and measures the tax benefit as the largest amount of benefit, determined on a cumulative probability basis, which is more likely than not to be realized upon ultimate settlement.

Fair values-ASC Topic 820, “Fair Value Measurement and Disclosures,” establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and JRN Newspapers’ own assumptions (unobservable inputs). This hierarchy consists of the following three levels.

Level 1-Assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market.

Level 2-Assets and liabilities whose values are based on inputs other than those included in Level 1, including quoted market prices in markets which are not active; quoted prices of assets or liabilities with similar attributes in active markets; or valuation models whose inputs are observable or unobservable but corroborated by market data.

Level 3-Assets and liabilities whose values are based on valuation models or pricing techniques which utilize unobservable inputs which are significant to the overall fair value measurement.

Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued severance approximate fair value as of December 31, 2014 and December 29, 2013, due to their short term to maturity.

Cash and cash equivalents-Cash equivalents are highly liquid investments with maturities of three months or less when purchased. Cash and cash equivalents are stated at cost, which approximates market value. Journal utilized a centralized approach to cash management and the financing of its operations. Cash in the combined balance sheets represents cash held locally by JRN Newspapers.
Receivables, net-JRN Newspapers’ non-interest bearing accounts receivable arise primarily from the sale of advertising,

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

commercial printing and commercial distribution. JRN Newspapers records accounts receivable at original invoice amounts. The accounts receivable balance is reduced by an estimated allowance for doubtful accounts. JRN Newspapers evaluates the collectability of its accounts receivable based on a combination of factors. JRN Newspapers specifically reviews historical write-off activity by market, large customer concentrations, customer creditworthiness and changes in its customer payment patterns and terms when evaluating the adequacy of the allowance for doubtful accounts. In circumstances where JRN Newspapers is aware of a specific customer’s inability to meet its financial obligations, JRN Newspapers records a specific reserve to reduce the amounts recorded to what the company believes will be collected. For all other customers, JRN Newspapers recognizes allowances for bad debts based on historical experience of bad debts as a percent of accounts receivable for each business unit. JRN Newspapers writes off uncollectible accounts against the allowance for doubtful accounts after collection efforts have been exhausted. The allowance for doubtful accounts at December 31, 2014 and December 29, 2013 was $818 and $627, respectively.

A summary of the activity with respect to the accounts receivable allowances is as follows:

Accounts receivable allowance balance at December 25, 2011	$714
2012 additions	1,049
2012 deductions	(1,087)
Accounts receivable allowance balance at December 30, 2012	676
2013 additions	794
2013 deductions	(843)
Accounts receivable allowance balance at December 29, 2013	627
2014 additions	1,456
2014 deductions	(1,265)
Accounts receivable allowance balance at December 31, 2014	$818

Concentration of credit risk-Generally, credit is extended based upon an evaluation of the customer’s financial position, and advance payment is not required. Credit losses are provided for in the financial statements and have historically been within management’s expectations. Given the current economic environment, credit losses may increase in the future.

Inventories-Inventories are stated at the lower of cost (first in, first out method) or market. A summary of inventories follows:

	2014	2013
Paper and supplies	$1,862	$2,224
Work in process	73	59
Less obsolescence reserve	(83)	(92)
Inventories, net	$1,852	$2,191

Property and equipment-Property and equipment are recorded at cost. Depreciation of property and equipment is provided, using the straight-line method, over the estimated useful lives, which are as follows:

Years
Building and land improvements	10
Buildings	30
Newspaper printing presses	25
Other printing presses	10
Other equipment	3-10

Expenditures for repairs and maintenance of existing assets are charged to expense as incurred. Changes in circumstances, such as technological advances or changes to JRN Newspapers’ business model or capital strategy could result in the actual useful lives differing from management’s estimates. In those cases where JRN Newspapers determines the useful life of property and equipment should be shortened, JRN Newspapers would depreciate the asset over its revised remaining useful life, thereby increasing depreciation expense.

Depreciation expense totaled $6,430, $6,883 and $8,862 in 2014, 2013 and 2012, respectively.

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

Capital leases-JRN Newspapers charges amortization expense of assets recorded under capital leases to depreciation expense in its combined statements of operations and to accumulated depreciation in its combined balance sheets. Assets which are financed under a capital lease are depreciated over the shorter of the term of the lease or the useful lives of the assets. At December 31, 2014, JRN Newspapers recorded $474 for capital leases in equipment, $241 in accumulated depreciation, $82 in current portion of long-term liabilities and $162 in other long-term liabilities in its combined balance sheet. At December 29, 2013, JRN Newspapers recorded $474 for capital leases in equipment, $162 in accumulated depreciation, $79 in current portion of long-term liabilities and $244 in other long-term liabilities in its combined balance sheet. As of December 31, 2014, our future minimum rental payments due under capital lease agreements consist of the following:

Due in Fiscal Year
2015	$82
2016	57
2017	37
2018	38
2019	30
Total	$244

Operating leases-JRN Newspapers leases office space, distribution centers, delivery vehicles and equipment under both short-term and long-term leases accounted for as operating leases. Some of the lease agreements contain renewal options and rental escalation clauses, as well as provisions for the payment of utilities, maintenance and taxes. We amortize rent expense on a straight-line basis for leases with rent escalation clauses. Rent expense charged to our operations totaled $1,141, $1,334 and $1,671 in 2014, 2013 and 2012, respectively. Rental income from subleases included in operations totaled $36, $36 and $56 in 2014, 2013 and 2012, respectively. There were no noncancellable subleases as of December 31, 2014.

As of December 31, 2014, JRN Newspapers' future minimum rental payments due under noncancellable operating lease agreements consist of the following:

Due in Fiscal Year
2015	$744
2016	428
2017	240
2018	120
Total	$1,532

Goodwill and other intangible assets-JRN Newspapers amortizes definite-lived intangible assets, which historically consisted of customer lists, non-compete agreements, tradenames, franchise fees and patents and trademarks, on a straight-line basis over periods of five to 25 years. The costs incurred to renew or extend the term of certain customer relationships are expensed as incurred.

Indefinite-lived intangible assets, which consists of only goodwill, are reviewed for impairment at the Journal Community Publishing Group, Inc. reporting unit at least annually or more frequently if impairment indicators are present, in accordance with ASC Topic 350, “Intangibles-Goodwill and Other.” The fair value measurements determined for purposes of performing our impairment tests are considered level 3 under the fair value hierarchy because they require significant unobservable inputs to be developed using estimates and assumptions, which we determine and reflect those that a market participant would use. Under ASC Topic 350, the impairment review of goodwill must be based on estimated fair values.

JRN Newspapers’ annual impairment review measurement date is the first day of the fourth quarter of each year. The estimated fair value of goodwill is determined using many critical factors, including projected future operating cash flows, revenue and market growth, market multiples, discount rates and consideration of market valuations of comparable companies. The estimated fair values of other intangible assets subject to the annual impairment review are calculated based on projected future discounted cash flow analyses. The development of estimated fair values requires the use of assumptions, including assumptions regarding revenue and market growth, as well as specific economic factors in the publishing industry, such as operating margins. These

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

assumptions reflect JRN Newspapers’ best estimates, but these items involve inherent uncertainties based on market conditions generally outside of JRN Newspapers’ control.

Adverse changes in expected operating results and/or unfavorable changes in other economic factors used to estimate fair values could result in non-cash impairment charges in the future under ASC Topic 350. See Note 6 “Goodwill and Other Intangible Assets” for additional disclosures on JRN Newspapers’ intangible assets.

Notes receivable-In partial consideration for the sale of certain publishing assets of Journal Community Publishing Group, Inc. in December 2012, JRN Newspapers received a $772 promissory note bearing interest at 3% and repayable over three years. At the time of the sale, JRN Newspapers recorded a $738 receivable representing the estimated fair value of the note. Fair value of the note receivable was calculated based on an observable input rate of 6.25% from comparable instruments. These fair value measurements fall within Level 2 of the fair value hierarchy. The notes receivable balance at December 31, 2014 and December 29, 2013 was $266 and $524 , respectively.

Interest income and the unamortized discount on JRN Newspapers’ notes receivable are recorded using the effective interest method.

Impairment of long-lived assets-In accordance with ASC Topic 360, “Property, Plant and Equipment,” property and equipment and other definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of a long-lived asset or asset group is considered impaired when the projected future undiscounted cash flows to be generated from the asset or asset group over its remaining depreciable life are less than its current carrying value. If an asset is considered impaired, a charge is recognized for the difference between the fair value and carrying value of the asset or group of assets. Fair value is measured by considering sale prices for similar assets or by discounting projected future cash flows using an appropriate discount rate. Such analyses necessarily involve significant judgment and, accordingly, actual results could vary significantly from such estimates.

In 2012, JRN Newspapers recorded a building impairment charge of $155 in the selling, general and administrative line item on the combined statement of operations representing the difference between the indicated fair value and the carrying value of the assets held for sale. Fair value was determined based on accepted offers to sell the buildings. This fair value measurement is considered a level 2 measurement under the fair value hierarchy.

In 2014 and 2013, none of JRN Newspapers’ long-lived assets were impaired.

Defined benefit plan-Retirement benefits are provided to eligible employees of Journal and JRN Newspapers through a defined benefit pension plan sponsored by Journal. The plan provides benefits based on years of service and the average compensation for the employee’s last five years of employment. Plan assets consist primarily of listed stocks and government and other bonds. It was Journal's policy to fund the minimum for its defined benefit pension plans as required by the Employee Retirement Income Security Act (“ERISA”).

Retirement benefit obligations pursuant to the Journal-sponsored defined benefit pension plan were historically an obligation of Journal. Therefore, JRN Newspapers elected to account for costs associated with this defined benefit pension plan using accounting guidance for multiemployer plans in accordance with ASC Topic 715, “Compensation-Retirement Benefits.” ASC Topic 715 provides that an employer which participates in a multiemployer defined benefit plan is not required to report a liability beyond the contributions currently due and unpaid to the plan. As no such amounts are due and unpaid by JRN Newspapers, no assets or liabilities related to the obligations under the Journal-sponsored defined benefit pension plan have been included in the combined balance sheets.

Scripps became the successor plan sponsor of Journal’s defined benefit pension plan in conjunction with the Broadcast Merger. Scripps now maintains, administers and funds the plan. JRN Newspapers did not assume any asset or liability associated with the defined benefit plan.

Supplemental Employee Retirement Plan-Journal sponsored an unfunded non-qualified pension plan for certain employees whose benefits under the pension plan and 401(k) plan may be restricted due to limitations imposed by the Internal Revenue Service. The unfunded non-qualified pension plan was permanently frozen effective January 1, 2011. The expected cost of providing these benefits is accrued over the years that the employees render services. It was Journal’s policy to fund its unfunded non-qualified pension plan as payments were made.

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

Journal recognized the underfunded status of its unfunded non-qualified plan as a liability in its consolidated balance sheets and recognized changes in that funded status in the year in which changes occur through comprehensive income. The portions of the liabilities for the unfunded non-qualified pension plan, net periodic benefit costs and other comprehensive income related to JRN Newspapers have been allocated to JRN Newspapers and presented within these combined financial statements. The amounts included within these combined financial statements were actuarially determined based on amounts allocable to eligible JRN Newspapers employees.

Postretirement health benefits-Journal also provides certain postretirement health benefits for certain retired employees and their spouses, and certain active employees who were age 50 by December 31, 2006.

The expected cost of providing these benefits is accrued over the years that the employees render services. It was Journal’s policy to fund postretirement benefits as claims were incurred.

Journal recognized the underfunded status of its postretirement health benefit plans as a liability in its consolidated balance sheets and recognized changes in that funded status in the year in which changes occur through comprehensive income (loss). The portions of the liabilities for postretirement health benefits, net periodic benefit costs and other comprehensive income (loss) related to JRN Newspapers have been allocated to JRN Newspapers and presented within these combined financial statements. The amounts included within these combined financial statements were actuarially determined based on amounts allocable to eligible JRN Newspapers employees.

Self-insurance-Journal self-insured a majority of its employee related health and disability benefits and workers compensation claims. Third party administrators are used to process all claims. Liabilities for unpaid claims are based on JRN Newspapers’ historical claims experience. Liabilities for workers’ compensation claims are developed from actuarial valuations and are not discounted. Actual amounts could vary significantly from such estimates, which may require JRN Newspapers to record additional expense in the future. Since a portion of the liabilities and expense related to these self-insurance plans relates to JRN Newspapers employees, both the liability and expense applicable to those employees, as actuarially determined, have been presented within other current and long-term liabilities and in the cost of sales and selling, general and administrative costs in these financial statements. The recorded liabilities for self-insured risks at December 31, 2014 and December 29, 2013 totaled $1,502 and $1,834, respectively.

New accounting standards- In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-15 ("ASU 2014-15") Presentation of Financial Statements Going Concern (Subtopic 105-40). The new standard requires management to evaluate whether there are conditions and events that raise substantial doubt about an entity's ability to continue as a going concern for both annual and interim reporting periods. The provisions of ASU 2014-15 are effective for annual periods beginning after December 15, 2016 and for annual and interim periods thereafter; early adoption is permitted. The guidance is not expected to have a material impact on the combined financial statements.

In June 2014, the FASB issued Accounting Standards Update No. 2014-12 ("ASU 2014-12") amending the requirement that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The guidance is effective for annual and interim reporting periods beginning after December 15, 2015, with early adoption permitted. We are currently in the process of evaluating the impact of the adoption on our combined financial statements.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 ("ASU 2014-09") providing new guidance on revenue recognition. Under this new standard, an entity shall recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard creates a five-step process that requires entities to exercise judgment when considering the terms of the contract(s) and all relevant facts and circumstances. This standard permits the use of either the retrospective or cumulative effect transition method and will be effective for us beginning in 2017. Early adoption is not permitted. We are currently assessing the impact this new guidance will have on our combined financial statements and have not yet determined a transition method.

In April 2014, the FASB issued Accounting Standards Update No. 2014-08 ("ASU 2014-08") "Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." ASU 2014-08 raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. It is effective for annual periods beginning on or after December 15, 2014. Early adoption is permitted but only for

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

disposals that have not been reported in financial statements previously issued. We adopted this guidance in the third quarter of 2014. The adoption of this guidance did not impact JRN Newspapers’ combined financial statements.

3. RELATED PARTY TRANSACTIONS AND PARENT COMPANY INVESTMENT

JRN Newspapers participates in a number of corporate-wide programs administered by Journal and its subsidiaries. These include participation in Journal’s centralized treasury function, insurance programs, employee benefit programs, workers’ compensation programs, and centralized service centers and other corporate functions. The following is a discussion of the relationship with Journal, the services provided and how transactions with Journal and its subsidiaries have been accounted for in the combined financial statements.

Equity-Equity in the combined balance sheets includes the accumulated balance of transactions between JRN Newspapers and Journal and its subsidiaries, JRN Newspapers' paid-in-capital, and Journal’s interest in JRN Newspapers' cumulative retained earnings, and are presented within parent company's investment and combined with accumulated other comprehensive income to total equity. The amounts comprising the accumulated balance of transactions between JRN Newspapers and Journal and its subsidiaries include (i) the cumulative net assets attributed to JRN Newspapers by Journal and its subsidiaries, (ii) the cumulative charges (net of credits) allocated by Journal to JRN Newspapers for certain support services received by JRN Newspapers (e.g. service center cost allocations) not legally bound by a formal intercompany agreement as described further below and (iii) related party cash dividends from JRN Newspapers to Journal. Intercompany dividends paid by JRN Newspapers to Journal have been reported separately.

Centralized cash management-Journal utilizes a centralized approach to cash management and the financing of its operations. Under this centralized cash management program, Journal and JRN Newspapers advance funds to each other through operating and sweep bank accounts. Accordingly, none of Journal’s cash and cash equivalents has been assigned to JRN Newspapers in the combined financial statements. Cash in the combined balance sheets represents cash held locally by JRN Newspapers.

Advertising services-JRN Newspapers provides advertising services for a Journal subsidiary. These related party transactions resulted in sales of $248, $608 and $239 in 2014, 2013 and 2012, respectively, offset by the same cost amounts recorded in cost of sales, resulting in zero margin for these transactions.

Support services provided and other amounts with Journal and its subsidiaries-JRN Newspapers received allocated charges from Journal for certain corporate support services, which are recorded within selling, general and administrative expenses. Outstanding balances that are legally bound by a formal intercompany agreement are a component of the related party note. Charges that are not supported by a formal intercompany agreement are a component of parent company equity. Management believes that the basis used for the allocations are reasonable and reflect the portion of such costs attributed to JRN Newspapers' operations; however, the amounts may not be representative of the costs necessary for JRN Newspaper to operate as a separate stand-alone company. Actual costs that would have been incurred if it had been a stand-alone company would depend on multiple factors, including organizational structure and various strategic decisions.

In 2014 and 2013 the combined financial statements include $11,249 and $12,372, respectively, in expense allocations from Journal for certain corporate support services, benefits and insurance costs and costs related to the Journal corporate headquarters, which are recorded within selling, general and administrative expense in our combined statements of operations.

The corporate management fee related to support JRN Newspapers received from Journal for certain corporate activities includes: (i) executive management, (ii) investor relations, (iii) treasury, (iv) legal, (v) human resources, (vi) internal audit, (vii) corporate finance, (viii) tax, (ix) credit and collections, (x) risk management, (xi) purchasing, (xii) information technology, (xiii) insurance/benefits, and (xiv) other Journal corporate and infrastructure costs. For these services, JRN Newspapers was charged a management fee based on actual costs incurred by Journal and its subsidiaries. These costs were allocated to JRN Newspapers based upon JRN Newspapers’ revenue as a percentage of total Journal revenue in each fiscal year, specific identification to JRN Newspapers or square footage utilization as appropriate.

JRN Newspapers was also allocated certain costs related to the Journal corporate headquarters from Journal related to certain assets that support JRN Newspapers and other Journal subsidiaries. These assets primarily relate to fixed assets including the corporate headquarters building, equipment, and furniture and fixtures that are utilized by JRN Newspapers and other Journal subsidiaries. Such assets have been included in JRN Newspapers’ combined balance sheets. Costs related to these assets include

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

building repair and maintenance, depreciation, real estate taxes and restaurant income, and were allocated to JRN Newspapers, net of a charge out to Journal's Broadcasting and Corporate segments for their historical square footage use of the corporate headquarters.

Journal's corporate headquarters is located in Milwaukee, Wisconsin and is occupied mainly by JRN Newspapers management and related employees. JRN Newspapers employees occupy approximately 78% square footage of the building. The building and a majority of the related furniture and fixtures were contributed by Journal to JRN Newspapers, as part of the Transactions. As a result of the significance of JRN Newspapers’ occupancy, these assets have been included in the historical financial statements.

The historical corporate headquarters costs related to these assets totaled $2,663, $2,353 and $2,253 for 2014, 2013 and 2012, respectively. These costs were allocated to JRN Newspapers, net of charges out from JRN Newspapers to parent (Journal) of $484, $398, and $365 for 2014, 2013 and 2012, respectively. The charge out was based on Journal's Broadcasting and Corporate segments’ historical use of the corporate headquarters’ square footage.

The historical depreciation expense for the Corporate headquarters was $393, $565 and $574 for 2014, 2013, and 2012, respectively, net of $71, $96 and $93 for 2014, 2013, and 2012, respectively, that was charged to parent for JRN Broadcasting’s use of the facility. The charge to parent was based on historical square footage use of the corporate headquarters.

Benefit costs relate to JRN Newspapers’: (i) health and dental claim and administrative costs, (ii) retiree medical expenses, (iii) pension expense related to a qualified and unqualified defined benefit pension plan, (iv) workers compensation, automobile and general liability insurance, (v) short and long-term disability insurance, (vi) life insurance (vii) long-term care insurance (viii) vision insurance, and (ix) identity theft insurance. Such costs were allocated based on total employee-participants, specific identification of JRN Newspapers participants and historical loss experience by third-party actuaries, JRN Newspapers full-time employees as a percentage of total number of Journal full-time employees, JRN Newspapers vehicles as a percentage of number of company vehicles, or JRN Newspapers revenue as a percentage of total Journal revenue, as appropriate.

Insurance costs relate to Journal’s (i) directors and officers, fiduciary and employment practices, and (ii) various other business insurance policies. Such costs were allocated based on number of total employees or number of full-time employees (as only full-time employees are eligible for certain benefits), property value, or JRN Newspapers revenue as a percentage of total Journal revenue, as appropriate.

Charitable contribution costs incurred by Journal are allocated based on revenue for Milwaukee-area operations.

Defined benefit plan-Retirement benefits obligations pursuant to Journal’s defined benefit pension plan have historically been an obligation of Journal. Therefore, JRN Newspaper elected to account for the defined benefit pension plan using accounting guidance for multiemployer plans in accordance with Accounting Standards Codification Topic 715. Annual costs related to Journal-sponsored pension plans, which totaled $1,632, $1,494 and $509 in 2014, 2013 and 2012, respectively, were based upon a specific allocation of actuarially determined service costs plus an allocation of Journal's pension cost components based upon JRN Newspapers' proportional share of revenue. Journal's sponsored pension plan expense allocated to JRN Newspapers is recorded in cost of sales and selling, general and administrative expense, as appropriate, in the combined statements of income and comprehensive income. As of January 1, 2011, the Journal-sponsored defined benefit pension plan was permanently frozen.

While management believes the allocation methods utilized for the Journal-sponsored pension plan were reasonable and reflected the portion of such expense attributed to JRN Newspapers, the amounts may not be representative of the costs necessary for JRN Newspapers to operate as a stand-alone business.

Scripps became the successor plan sponsor of Journal’s defined benefit pension plan in conjunction with the Broadcast Merger. Scripps is now responsible to maintain, administer and fund the plan. JRN Newspapers did not assume any asset or liability associated with the defined benefit plan.

Supplemental employee retirement plan and postretirement health benefits-Journal historically administered a supplemental employee retirement plan as well as a retiree health plan for eligible employees and retirees of JRN Newspapers. Journal Media Group became the successor plan sponsor of Journal’s supplemental employee retirement plan as well as the retiree health plan for eligible employees and retirees of JRN Newspapers. Journal Media Group is now responsible to maintain, administer and fund the plans for JRN Newspapers' employees and retirees. Refer to Footnote 11 "Employee Benefit Plans" for further information on each plan.

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

Defined contribution plan-JRN Newspapers’ employees have historically participated in Journal’s qualified 401(k) savings plan, which permits eligible employees to make voluntary contributions on a pretax basis. The plan allows participants to invest their savings in various investments. Amounts charged to expense by JRN Newspapers for employer contributions to Journal’s 401(k) savings plan totaled $881, $854 and $887 in the fiscal years 2014, 2013 and 2012, respectively, and are recorded in cost of sales and selling, general and administrative expense, as appropriate, in the combined statements of income and comprehensive income. Journal fully vested the account balances of all Journal participants under the 401(k) plan on the closing date of the Newspaper Mergers. The account balances of Journal employees transferred to JRN Newspapers were merged into Journal Media Group’s newly established 401(k) plan.

4. RECEIVABLES

JRN Newspapers' non-interest bearing accounts receivable arise primarily from the sale of advertising, commercial printing and commercial distribution. We record accounts receivable at original invoice amounts. The accounts receivable balance is reduced by an estimated allowance for doubtful accounts. We evaluate the collectability of our accounts receivable based on a combination of factors. We specifically review historical write-off activity by market, large customer concentrations, customer creditworthiness and changes in our customer payment patterns and terms when evaluating the adequacy of the allowance for doubtful accounts.

In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize allowances for bad debts based on historical experience of bad debts as a percent of accounts receivable and/or sales for each business unit.

We write off uncollectible accounts against the allowance for doubtful accounts after collection efforts have been exhausted. The allowance for doubtful accounts at December 31, 2014 and December 29, 2013 was $818 and $627, respectively.

In partial consideration for the sale of certain publishing assets of Journal Community Publishing Group, Inc. in December 2012, we received a $772 promissory note bearing interest at 3% and repayable over three years. At the time of the sale, we recorded a $738 receivable representing the estimated fair value of the note discounted at 6.25%. Fair value of the note receivable was calculated based on an observable input rate of 6.25% from comparable instruments. These fair value measurements fall within Level 2 of the fair value hierarchy. The notes receivable balance at December 31, 2014 and December 29, 2013 was $266 and $524, respectively.

Interest income and the unamortized discount on our notes receivable are recorded using the effective interest method.

5. PROPERTY, PLANY AND EQUIPMENT

Property, plant and equipment consisted of the following:

	December 31, 2014	December 29, 2013
Land and improvements	$10,134	$10,128
Buildings and improvements	85,418	85,356
Equipment	111,694	114,811
Construction in progress	475	19
Property, plant and equipment, gross	207,721	210,314
Accumulated depreciation	137,996	134,721
Property, plant and equipment, net	$69,725	$75,593

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

6. GOODWILL AND OTHER INTANGIBLE ASSETS

JRN Newspapers’ other intangible assets consist of amortizable definite-lived intangibles, including customer lists, non-compete agreements, tradenames, franchise fees and patents and trademarks. These amortizable intangibles are not tested for impairment unless management determines there is a significant adverse change in the value of the assets. The customer lists are amortized over a period of five to 15 years, the tradenames over a period of 25 years and the franchise fee over a period of 10 years. In accordance with ASC 350-35-9, management evaluates the remaining useful life of the intangible assets that are being amortized each reporting period. A determination is then made whether a revision to the remaining period of amortization is necessary based on the events and circumstances evaluated. Management determined there were no significant adverse changes in the value of these assets as of December 31, 2014, December 29, 2013, and December 30, 2012.

Estimated amortization expense relating to amortizable intangible assets for the next five fiscal years is $166 in 2015, $166 in 2016, $141 in 2017, $141 in 2018 and $80 in 2019.

Goodwill and other intangible assets at December 31, 2014 and December 29, 2013 consisted of the following:

	December 31, 2014			December 29, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Other intangibles subject to amortization
Customer lists (useful life of 5 to 15 years)	$2,189	$(1,811)	$378	$2,189	$(1,710)	$479
Tradename (useful life of 25 years)	1,393	(397)	996	1,393	(343)	1,050
Franchise fee (useful life of 10 years)	105	(63)	42	105	(52)	53
Total	$3,687	$(2,271)	$1,416	$3,687	$(2,105)	$1,582

Goodwill			3,078			3,078

Total goodwill and other intangibles			$4,494			$4,660

All goodwill is recorded at the community publications segment. The changes in the carrying amounts of goodwill during the years ended December 31, 2014 and December 29, 2013 were as follows:

Goodwill	$19,800
Accumulated impairment losses	(16,722)
Balance at December 29, 2013	3,078

Goodwill	19,800
Accumulated impairment losses	(16,722)
Balance at December 31, 2014	$3,078

As disclosed in Note 2 “Significant Accounting Policies”, JRN Newspapers reviews goodwill for impairment annually, or more frequently if events or changes in circumstances indicate that an asset may be impaired, in accordance with ASC Topic 350. On September 29, 2014 and September 30, 2013, JRN Newspapers conducted its annual goodwill impairment test utilizing an income and a market valuation approach in accordance with ASC Topic 350. No impairment charges were recorded.

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

The determination of estimated fair values of goodwill and other indefinite-lived intangible assets requires many judgments, assumptions and estimates of several critical factors, including projected revenues and related growth rates, projected operating margins and cash flows, market multiples and discount rates that reflect current market conditions. These assumptions may change due to market conditions and such changes may result in an impairment of goodwill. Actual operating results may not achieve these assumptions in the near term and such results may result in future non-cash impairment charge under ASC Topic 350.

7. DIVESTITURES

On December 3, 2012, Journal Community Publishing Group, Inc., JRN Newspapers’ community newspapers and shoppers business, completed the sale of Hodag Buyers’ Guide, North Star Journal, Merrill Foto News, Wausau Buyers’ Guide, Stevens Point Buyers’ Guide, Wood County Buyers’ Guide, Waupaca Buyers’ Guide, Waupaca County Post East, Waupaca County Post West, Clintonville Shoppers’ Guide, New London Buyers’ Guide, Silent Sports, Waupacanow.com, Merrillfotonews.com, Starjournalnow.com, Silentsports.net, Wibuyersguide.com and a single copy distribution network based in Rhinelander, WI for $1,161 in cash and a promissory note of $772.

Based upon the guidance in Accounting Standards Codification 250-20-55, management concluded the Northern WI publications should not be classified as a discontinued operations, since the ongoing Journal Community Publishing Group, Inc. entity expects to generate continuing cash flows resulting from activities with the divested operations and Journal Community Publishing Group, Inc. will have significant continuing involvement in the divested businesses. We continue to print and record commercial print revenue for these titles.

JRN Newspapers recorded a pre-tax loss on the sale, net of transaction expenses, of $175. This amount was included in selling, general and administrative expense in the combined statements of operations for the fiscal year ended December 30, 2012.

There were no sales of businesses during 2014 or 2013.

8. WORKFORCE REDUCTIONS AND BUSINESS IMPROVEMENTS

During 2014, JRN Newspapers recorded a pre-tax charge of $2,674 for workforce reduction benefits across the daily newspaper and community publications operations. Of the costs recorded for the year ended December 31, 2014, $1,730 is included in daily newspaper operating costs and expenses, and $944 is included in daily newspaper selling and administrative expenses. JRN Newspapers expects payments to be completed during 2015. Activity associated with the workforce reduction and business improvements during 2014 and 2013 is as follows:

	Balance as of December 29, 2013	Charge for Separation Benefits	Payments for Separation Benefits	Balance as of December 31, 2014

Daily newspaper	$307	$2,674	$(827)	$2,154
Community publications	23	—	(23)	—
Total	$330	$2,674	$(850)	$2,154

	Balance as of December 30, 2012	Charge for Separation Benefits	Payments for Separation Benefits	Balance as of December 29, 2013

Daily newspaper	$806	$760	$(1,259)	$307
Community publications	3	47	(27)	23
Total	$809	$807	$(1,286)	$330

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

9. INCOME TAXES

The components of the provision (benefit) for income taxes consist of the following:

Years ended December 31, December 29, and December 30	2014	2013	2012
Current:
Federal	$3,840	$1,555	$(7)
State	852	448	—
Total Current	4,692	2,003	(7)

Deferred:
Federal	(1,146)	1,886	3,040
State	(151)	235	448
Total deferred	(1,297)	2,121	3,488
Total provision for income taxes	$3,395	$4,124	$3,481

The significant differences between the statutory federal income tax rates and the effective income tax rates are as follows:

Years ended December 31, December 29, and December 30	2014	2013	2012
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	4.5	5.1	4.9
Sec. 199 Deduction	(1.2)	(0.5)	—
Penalties	—	—	(0.9)
Other	(0.5)	0.6	(0.8)
Effective income tax (benefit) rate	37.8%	40.2%	38.2%

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

Temporary differences that give rise to the deferred tax assets and liabilities at December 31, 2014 and December 29, 2013 are as follows:

	2014	2013
Current assets:
Receivables	$113	$134
Inventories	31	34
Other assets	714	711
Accrued compensation	651	223
Accrued employee benefits	526	551
Total current deferred	2,035	1,653

Current liabilities:
Valuation allowance	(55)	(42)
Total current deferred tax liability	(55)	(42)

Total net current deferred tax assets	$1,980	$1,611

Non-current assets:
Accrued employee benefits	$4,035	$4,422
Intangible assets	113	260
Other assets	215	215
Total non-current deferred tax assets	4,363	4,897

Non-current liabilities:
Property and equipment	(9,907)	(11,224)
Other	(709)	(809)
Total non-current deferred tax assets	(10,616)	(12,033)

Total net non-current deferred tax liabilities	$(6,253)	$(7,136)

Valuation allowances:
Domestic loss carryforwards	$(156)	$(169)

Net deferred tax asset (liability)	$(4,429)	$(5,694)

At December 31, 2014, JRN Newspapers has $211 of capital loss carryforwards available to offset against future taxable income. We have $211 of valuation reserves against these losses.

As of December 31, 2014, our liability for unrecognized tax benefits was $16, which, if recognized, would have an impact on our effective tax rate. As of December 31, 2014, it is reasonably possible for $20 of unrecognized tax benefits and related interest to be recognized within the next 12 months due to settlements with taxing authorities.

At December 31, 2014, JRN Newspapers has no domestic state net operating loss carryforwards available to offset against future taxable income.

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

The following table summarizes the activity related to our unrecognized tax benefits during 2014, 2013 and 2012:

	2014	2013	2012
Beginning balance	$—	$25	$33
Increases related to current year tax provisions	16	—	—
Decreases due to the expiration of statutes of limitations	—	(25)	(8)
Ending Balance	$16	$—	$25

JRN Newspapers recognized interest income/expense and penalties related to unrecognized tax benefits in our provision for income taxes. At December 31, 2014 and December 29, 2013, we had $4 and $32, respectively, accrued for interest expense and penalties. During 2014 and 2013, we recognized $4 and $31 of interest expense, respectively, related to unrecognized tax benefits.

For purposes of the Combined Financial Statements, the tax provision represents the tax attributable to these operations as if the Company were required to file a separate tax return. Journal pays all United States federal, state and local taxes attributable to the JRN Newspapers business and the related taxes payable and tax payments are reflected directly in the net parent company investment in the Combined Balance Sheets.

During the 2012 tax year, JRN Newspapers performed a review of its fixed assets and subsequently filed an application for accounting methods change with the Internal Revenue Service to accelerate the deduction of repairs and maintenance costs. This permissible-to-permissible method change resulted in a deduction of roughly $16,874 for the 2012 tax year and caused us to experience a tax loss of $5,926.  Net operating losses were created in 2012 and fully utilized to offset income in 2013.

10. GUARANTEES

Journal provided a guarantee to the landlord of our former New England publishing business, which was sold in 2007, with respect to tenant liabilities and obligations associated with a lease which expires in December 2016. As of December 31, 2014, our potential obligation pursuant to the guarantee was $367, plus costs of collection, attorney fees and other charges incurred if the tenant defaults. As part of the sales transaction, we received a guarantee from the parent entity of the buyer of our New England business that the buyer will satisfy all the liabilities and obligations of the assigned lease. In the event that the buyer fails to satisfy its liabilities and obligations and the landlord invokes our guarantee, we have a right to indemnification from the buyer’s parent entity.

11. EMPLOYEE BENEFIT PLANS

Journal sponsored an unfunded non-qualified pension plan ("SERP") for certain employees whose benefits under the 401(k) plan may be restricted due to limitations imposed by the Internal Revenue Service. The SERP pension plan was permanently frozen effective January 1, 2011.

In addition, we provide postretirement health benefits to certain retirees and their eligible spouses and certain full-time active employees who were age 50 by December 31, 2006. Full-time active employees who retire after April 1, 2007 do not receive an employer contribution for health benefits after attaining age 65. Due to certain plan changes, we do not expect the plan will qualify for actuarial equivalent pharmaceutical benefits under the Medicare Part D federal subsidy.

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

	SERP Benefits		Other Postretirement Benefits
Years ended December 31 and December 29	2014	2013	2014	2013
Change in benefit obligations
Benefit obligation at beginning of year	$1,438	$1,562	$10,648	$12,395
Service cost	—	—	34	36
Interest cost	66	60	355	323
Actuarial (gain) loss	315	(124)	(563)	(749)
Benefits paid	(61)	(60)	(1,124)	(1,357)
Benefit obligation at end of year	$1,758	$1,438	$9,350	$10,648

	SERP Benefits		Other Postretirement Benefits
Years ended December 31 and December 29	2014	2013	2014	2013
Change in plan assets
Fair value of plan assets at beginning of year	$—	$—	$—	$—
Actual gain on plan assets	—	—	—	—
Company contributions	61	60	1,124	1,357
Benefits paid	(61)	(60)	(1,124)	(1,357)
Fair value of plan assets at end of year	$—	$—	$—	$—

Funded status	$(1,758)	$(1,438)	$(9,350)	$(10,648)

	SERP Benefits		Other Postretirement Benefits
Years ended December 31 and December 29	2014	2013	2014	2013
Amounts recognized in consolidated balance sheets
Current liabilities	$(76)	$(73)	$(1,007)	$(1,275)
Noncurrent liabilities	(1,682)	(1,365)	(8,343)	(9,373)
Total	$(1,758)	$(1,438)	$(9,350)	$(10,648)

	SERP Benefits
	Actuarial Loss (Gain), Net	Prior Service Credit	Deferred Income Taxes	Total
Amounts recognized in accumulated other comprehensive income
As of December 29, 2013	$332	$—	$(133)	$199
Current year change	276	—	(111)	165
As of December 31, 2014	$608	$—	$(244)	$364

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

	Other Postretirement Benefits
	Actuarial Loss, Net	Prior Service Credit	Deferred Income Taxes	Total
Amounts recognized in accumulated other comprehensive income
As of December 29, 2013	$(70)	$(465)	$215	$(320)
Current year change	(1,231)	168	427	(636)
As of December 31, 2014	$(1,301)	$(297)	$642	$(956)

	SERP Benefits
Years ended December 31, December 29 and December 30	2014	2013	2012
Components of net periodic benefit cost
Interest cost	$66	$60	$65
Amortization of:
Unrecognized net loss	7	11	9
Net periodic benefit cost included in operating costs and expenses and selling and administrative expenses	$73	$71	$74

	Other Postretirement Benefits
Years ended December 31, December 29 and December 30	2014	2013	2012
Components of net periodic benefit cost
Service cost	$34	$36	$12
Interest cost	355	323	544
Amortization of:
Unrecognized prior service credit	(178)	(186)	(189)
Unrecognized net transition obligation	—	—	471
Unrecognized net loss	—	—	162
Net periodic benefit cost included in operating costs and expenses and selling and administrative expenses	$211	$173	$1,000

The unrecognized net gain and prior service credit for the other postretirement pension plan that is expected to be amortized from other accumulated comprehensive income into net periodic benefit cost over the next fiscal year is $142 and $189, respectively.

The costs for our SERP benefits and other postretirement benefits are actuarially determined. Key assumptions utilized at the measurement dates of December 31, 2014 and December 29, 2013 for pension benefits and for other postretirement benefits include the following:

Weighted-average assumptions used to determine benefit obligations:

	SERP Benefits		Other Postretirement Benefits
December 31 and December 29	2014	2013	2014	2013
Discount rate	4.00%	4.75%	3.25%	3.55%

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

Weighted-average assumptions used to determine net periodic benefit cost :

	Pension Benefits			Other Postretirement Benefits
December 31, December 29 and December 30	2014	2013	2012	2014	2013	2012
Discount rate	4.75%	3.95%	4.55%	3.55%	2.75%	3.85%
Expected rate on plan assets	6.75	7.25	7.75	—	—	—

To determine the discount rate assumptions for the SERP and the postretirement benefit plans, we studied our plans’ specific discount rate by matching our projected benefit payments to a yield curve developed from high grade corporate bonds. The results of those studies were used as the benchmark to determine the discount rate assumptions.

The assumed health care cost trend rate used in measuring the postretirement benefit obligation for retirees was 8.50%, 9.00% and 9.50% in 2014, 2013 and 2012, respectively, grading down to 5.00% in the year 2021 and thereafter. The assumed health care cost trend rates have a significant effect on the amounts reported for other postretirement benefits.

Contributions-During 2014 and 2013, we contributed $61 and $61, respectively to our non-qualified pension plan. Based on the most recent current projections, we expect to contribute $76 to our unfunded non-qualified pension plan in 2015.

Benefit payments-The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid with future contributions to the plan, as follows:

	SERP benefits	Other Postretirement benefits
2015	$76	$1,007
2016	84	1,006
2017	94	985
2018	102	939
2019	107	869
2020-2024	601	2,917

The 401(k) plan is a defined contribution benefit plan covering substantially all employees. The plan allows employees to defer up to 50% of their eligible wages, up to the Internal Revenue Service limit, on a pre-tax basis. In addition, employees can contribute up to 50% of their eligible wages after taxes. The maximum combined total contribution may not exceed 50% of each employee’s eligible wages. Each employee who elects to participate is eligible to receive company matching contributions. The matching contributions, recorded as an operating expense, were $881, $854, and $887 in 2014, 2013, and 2012, respectively. We contribute $0.50 for each dollar contributed by the 401(k) participant, up to 7% of their eligible wages, for a maximum match of 3.5% of eligible wages, as defined by the 401(k) plan.

12. STOCK-BASED COMPENSATION

2007 Journal Communications, Inc. Omnibus Incentive Plan-The purpose of the 2007 Journal Communications, Inc. Omnibus Incentive Plan ("2007 Plan") is to promote Journal's success by linking personal interests of employees, officers and non-employee directors to those of Journal’s shareholders, and by providing participants with an incentive for outstanding performance. The 2007 Plan is also intended to enhance Journal’s ability to attract, motivate and retain the services of employees, officers and directors upon whose judgment, interest and special effort the successful conduct of the Journal operation is largely dependent. JRN Newspaper employees were participants under the 2007 Plan.

Subject to adjustment as provided in the 2007 Plan, the aggregate number of shares of Journal's class A common stock or class B common stock reserved and available for issuance pursuant to awards granted under the 2007 Plan is 4,800 shares, which may be awarded in the form of nonstatutory or incentive stock options, stock appreciation rights, restricted stock, restricted or deferred stock units, performance awards, dividend equivalents or other stock-based awards. The 2007 Plan also provides for the issuance of cash-based awards. The 2007 Plan replaced the 2003 Equity Incentive Plan ("2003 Plan") and, as of May 3, 2007, all equity

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

grants are made from the 2007 Plan. Journal will not grant any additional awards under the 2003 Plan. As of December 31, 2014, there were 2,057 shares available for issuance under the 2007 Plan though Journal's grant of additional shares is restricted in connection with the Transactions.

Stock-based compensation expense for employees that are solely dedicated to JRN Newspapers have been included within selling, general and administrative expense within these combined financial statements. Stock-based compensation expense for employees and non-employee directors that provide services to, but are not solely dedicated to JRN Newspapers have been allocated to JRN Newspapers through the corporate management fee. During the years ended December 31, 2014, December 29, 2013 and December 30, 2012, we recognized $252, $287 and $282 respectively, in stock-based compensation expense. During the years ended December 31, 2014, December 29, 2013 and December 30, 2012, JRN Newspapers was allocated $377, $530 and $630, respectively, of stock-based compensation expense through the indirect corporate management fee. Total income tax benefit recognized related to stock-based compensation for the years ended December 31, 2014, December 29, 2013 and December 30, 2012 was $95, $115 and $108, respectively. We recognize stock-based compensation expense on a straight-line basis over the service period based upon the fair value of the award on the grant date.

Stock Appreciation Rights (“SARs”)-As part of the 2003 Plan, Journal granted certain officers SARs, which allow holders to receive the difference between the fair value of Journal's class B common stock over the base value of the SAR. Upon exercise, the differences are settled in Journal's class B common shares. SARs are vested over the three-year graded vesting schedule and expire ten years from the grant date.

Journal has historically issued two types of SARs: fixed price (approximately 80% of total issuance) and escalating (approximately 20% of total issuance). Fixed price SARs have a fixed base value equal to Journal's class A common stock share price on grant date, whereas escalating SARs base value begins with Journal's class A common stock share price on grant date and increases by 6% per year from grant date to expiration date. All SARs have vested. The aggregate intrinsic value of the SARs exercised during 2014 and 2013 was zero and $126, respectively. The aggregate intrinsic value of the SARs outstanding and exercisable at the end of 2014 was $27, while the aggregate intrinsic value of the SARs outstanding and exercisable at the end of 2013 was zero because the fair market value of our class B common stock on December 29, 2013 was lower than the weighted average exercise price of the SARs.

	SARs	Weighted Avg. Exercise Price	Contractual Term Remaining (years)
Outstanding and exercisable at December 30, 2012	198	$11.26	4.60
Exercised	(74)	7.57	—
Outstanding and exercisable at December 29, 2013	124	13.30	3.90
Outstanding and exercisable at December 31, 2014	124	13.92	2.40

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

Stock grants-Journal has granted shares of its class B common stock to employees and non-employee directors under both the 2003 and the 2007 Plan. Grants made to employees have typically been made in the form of time vested restricted shares. All grants made to non-employee directors since February 2005 have been in the form of unrestricted shares as part of the directors' board compensation. Restrictions on grants to officers and employees typically require the recipient to remain in Journal’s employment for a predetermined amount of time or to achieve a predetermined performance goal. Journal’s restricted stock grants may vest from one to four years from the grant date. In connection with the Transactions, all unvested shares were vested on March 31, 2015. A summary of stock grant activity throughout the historical periods presented is listed in the following table:

	Shares	Weighted Avg. Exercise Price
Non-vested at December 25, 2011	136	$3.89
Granted	37	5.12
Vested	(85)	3.28
Forfeited	(3)	4.91
Non-vested at December 30, 2012	85	5.30
Granted	34	6.42
Vested	(45)	5.34
Forfeited	(2)	5.56
Non-vested at December 29, 2013	72	5.58
Granted	23	9.09
Vested	(41)	6.11
Forfeited	(5)	6.91
Non-vested at December 31, 2014	49	7.30

Performance Units-During the first quarter of 2012, Journal granted to certain officers performance-based restricted stock units (“Performance Units”) as part of the 2007 Plan. Performance Units represent the right to earn Journal's class B common stock based on continued employment and the achievement of specific targets for adjusted cumulative EBITDA over a three-year period. Refer below for a summary of performance unit activity:

	Shares	Weighted Avg. Exercise Price
Non-vested at December 30, 2012	14	$5.59
Granted	12	6.33
Non-vested at December 29, 2013	26	5.95
Granted	8	9.47
Non-vested at December 31, 2014	34	6.80

Employee stock purchase plan-The Journal Communications, Inc. 2003 Employee Stock Purchase Plan permits eligible employees to purchase Journal's class B common stock at 90% of the fair market value measured as of the closing market price of Journal's class A common stock on the day of purchase. Journal recognizes compensation expense equal to the 10% discount of the fair market value. Subject to certain adjustments, 3,000 shares of Journal's class B common stock are authorized for sale under this plan. There were 7 class B common shares sold to employees under this plan in 2014 at a weighted average fair value of $8.17. There were 10 class B common shares sold to employees under this plan in 2013 at a weighted average fair value of $5.63. As of December 31, 2014, there are 2,129 shares available for sale under the plan. The employee stock purchase plan was suspended and then dissolved in connection with the Transactions.

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

13. ACCUMULATED OTHER COMPREHENSIVE INCOME

Changes in accumulated other comprehensive income (“AOCI”) by component, including items reclassified out of AOCI, are as follows:

	Non-Qualified Pension Items	Other Post Retirement Benefit Obligations	Total
Ending balance, December 29, 2013	$(199)	$320	$121
Net current-period other income (loss)	(165)	636	471
Ending balance, December 31, 2014	$(364)	$956	$592

The net current-period other income (loss) components are included in the computation of net periodic pension and postretirement cost. See Note 11 “Employee Benefit Plans” for more information. Of the costs for the year ended December 31, 2014, $330 is included in operating costs and expenses and $141 is included in selling and administrative expenses.

14. SEGMENT REPORTING

Business segments are based on the organizational structure used by management for making operating and investment decisions and for assessing performance. JRN Newspapers reportable business segments are: (i) daily newspaper and (ii) community publications. The daily newspaper segment consists of the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area. The community publications segment consists of a number of community newspapers, primarily in southeastern Wisconsin.

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

The following tables summarize revenue, operating earnings, depreciation and amortization, and capital expenditures for the years ended December 31, 2014, December 29, 2013, and December 30, 2012 and identifiable total assets as of December 31, 2014 and December 29, 2013:

	2014	2013	2012
Advertising Revenue
Daily newspaper	$69,525	$73,498	$73,984
Community publications	8,245	8,005	16,191
	$77,770	$81,503	$90,175

Subscription Revenue
Daily newspaper	$47,096	$47,663	$50,188
Community publications	1,288	1,263	1,746
	$48,384	$48,926	$51,934

Other Revenue
Daily newspaper	$18,457	$18,434	$19,035
Community publications	5,286	5,247	3,839
Revenue eliminations	(1,076)	(762)	(1,135)
	$22,667	$22,919	$21,739

Total Revenue
Daily newspaper	$135,078	$139,595	$143,207
Community publications	14,819	14,515	21,776
Revenue eliminations	(1,076)	(762)	(1,135)
	$148,821	$153,348	$163,848

Operating earnings
Daily newspaper	$7,686	$9,892	$8,570
Community publications	1,397	728	829
	$9,083	$10,620	$9,399

Depreciation and amortization
Daily newspaper	$6,042	$6,517	$8,387
Community publications	554	540	782
	$6,596	$7,057	$9,169

Capital expenditures
Daily newspaper	$837	$2,258	$1,021
Community publications	48	203	38
	$885	$2,461	$1,059

Total assets
Daily newspaper	$86,938	$93,993
Community publications	8,518	9,234
	$95,456	$103,227

JRN Newspapers
Notes to Combined Financial Statements
December 31, 2014, December 29, 2013 and December 30, 2012
(in thousands)

15. SUBSEQUENT EVENTS

The financial statements of JRN Newspapers are derived from the financial statements of Journal, which issued its annual financial statements on March 16, 2015. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in the annual financial statements through the date of March 16, 2015. Additionally, Journal Newspapers has evaluated transactions that occurred as of the issuance of these financial statements, June 9, 2015, for purposes of disclosure of unrecognized subsequent events.

Throughout the historical period presented, Journal Sentinel Inc. had an agreement with a third party publisher whereby revenue was earned through distribution of the third party’s magazine. The magazine published its final issue on December 28, 2014 and concurrently the third party publisher terminated the related distribution agreement with Journal Sentinel Inc. In consideration of early termination, Journal Sentinel Inc. agreed to receive $670. The first payment was received in January 2015 and the second payment will be received in January 2016. Upon receipt of the second payment, there will be no further obligations or liabilities between Journal Sentinel Inc. and the third party publisher.

As a result of the completion of the Transactions noted in Note 1 "Description of Business and Basis of Presentation", Journal Communications, Inc. ceased to exist in legal form since it was the acquired company by Scripps in the Transactions.